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Agriculture Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 2, 2009



Description

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index–Optimum Yield Agriculture™ (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]

AGA Financial Details

Ticker: AGA	
Last Update	02-Jun-2009 12:30 PM
Price	N.A.
AGA Index Level*	98.01091
Indicative Intra-day Value**	33.27
Last end of day Value***	32.50433
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the AGA
*** Last end of day AGA RP

DAG Financial Details

Ticker: DAG	
Last Update	02-Jun-2009 12:30 PM
Price	Not Available
DAG Index Level*	98.01091
Indicative Intra-day Value**	12.00
Last end of day Value***	12.25624
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DAG
*** Last end of day DAG RP

ADZ Financial Details

Ticker: ADZ
Last Update                      02-Jun-2009
                                 12:30 PM
Price                            Not Available
ADZ Index Level*                 98.01091
Indicative Intra-day             30.43
Value**
Last end of day                  30.08412
Value***
Last date for end                01-Jun-2009
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)

 * Indicative intra-day and Index closing

 ** Indicative intra-day value of the DGP

*** Last end of day ADZ RP

AGF Financial Details

Ticker: AGF
Last Update                     02-Jun-2009
                                12:30 PM
Price                           Not Available
AGF Index Level*                98.01091
Indicative Intra-day            18.43
Value**
Last end of day                 18.62738
Value***
Last date for end               01-Jun-2009
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)

 * Indicative intra-day and Index closing

 ** Indicative intra-day value of the AGF

*** Last end of day AGF RP

Contact Information

Any questions please
call 1-877-369-4617

Index Weights

As Of: 01-Jun-2009
Commodity                        Contract Expiry Date         Weight %
Corn                                  14-Dec-2009              22.61
Soybeans                              13-Nov-2009              24.18
Sugar #11                             30-Jun-2009              27.54
Wheat                                 14-Jul-2009              25.67

DB Agriculture ETN and Index Data
DB Agriculture ETN Symbols
Agriculture Double Short                AGA
Agriculture Double Long                 DAG
Agriculture Short                       ADZ
Agriculture Long                        AGF
Unit Price at Listing
Agriculture Double Short                $25.00
Agriculture Double Long                 $25.00
Agriculture Short                       $25.00
Agriculture Long                        $25.00
Intraday Intrinsic Value Symbols

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index - Optimum Yield Agriculture Excess Return" (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture
ETNs, less the investor fee. The Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Agriculture ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Agriculture ETNs.

An investment in the PowerShares DB Agriculture ETNs

Agriculture Double Short AGAIV
Agriculture Double Long DAGIV
Agriculture Short ADZIV Agriculture
Long AGFIV

Inception Date 4/14/08

Maturity Date 4/01/38

DB Agriculture Index DBLCYEAG Symbol

Risks(2)

o Non-principal protected
o Leveraged losses
o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure to oil
o Acceleration risk

Benefits

o Leveraged and short notes
o Low cost
o Intraday access
o Listed Transparent
o Tax Treatment (3)

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations**

Agriculture Double Short	AGAIV
Agriculture Double Long	DAGIV
Agriculture Short	ADZIV
Agriculture Long	AGFIV
Inception Date	4/14/08
Maturity Date	4/01/38
DB Agriculture Index Symbol	DBLCYEAG

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- concentrated exposure to agricultural commodities

Benefits

- Leveraged and short notes
- Low Cost
- Intraday access
- Listed
- Transparent
- Tax treatment[3]

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations**

S & P Rating	A+
Moody's Rating	Aal

involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.Not FDIC Insured - No Bank Guarantee - May Lose Value.

The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Agriculture ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Agriculture ETNs may not be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds. db.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Agriculture ETNs' investment objective, risks, charges and expenses carefully before investing.

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